Exhibit 99.1

Slack Appoints Symantec SVP and CIO Sheila B. Jordan to Board of Directors
SAN FRANCISCO, September 25, 2019—Slack Technologies, Inc. (NYSE: WORK) today announced the appointment of Sheila B. Jordan, Senior Vice President and Chief Information Officer at Symantec, as an independent member of its board of directors.
Ms. Jordan has a proven track record of leadership across enterprise transformation and strategic planning. Prior to Symantec, Ms. Jordan served as Senior Vice President of Communication and Collaboration IT at Cisco Systems, where she ran global applications for 65,000 employees across multiple departments. Prior to that she was Senior Vice President of Destination Disney, where she was an architect of designing and delivering a transformational guest experience. She also sits on the board of directors of FactSet Research Systems Inc. Ms. Jordan holds an M.B.A. from Florida Institute of Technology and a B.A. in Accounting from the University of Central Florida.

"I’m excited to welcome Sheila to Slack’s board of directors," said Stewart Butterfield, Chairman and Chief Executive Officer of Slack. "She embodies Slack’s core values and has a proven record of leadership and results in enterprise transformation. Her wealth of expertise across enterprise and business technology will be a valuable source of guidance and she'll bring the voice of the customer into our boardroom. I look forward to working with her as we expand further and further into the enterprise and become an essential platform for organizations around the world."

"I believe there is nothing more critical than driving organizational alignment and agility within enterprises today. Slack has developed a new category of enterprise software to help unlock this potential and I’m thrilled to now be a part of their story," said Ms. Jordan. "I have witnessed the power of alignment within companies, and I believe there is an exceptional opportunity ahead for Slack. I have tremendous respect for Stewart and his leadership team and am looking forward to collaborating with this team as they enter into the next phase of their journey."

About Slack

Slack is where work happens. Slack is a new layer of the business technology stack that brings together people, applications and data - a hub for collaboration where people can effectively work together, access critical applications and services, and find important information to do their best work. People around the world use Slack to connect their teams, unify their systems and drive their business forward.

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Slack and the Slack logo are trademarks of Slack Technologies, Inc. or its subsidiaries in the U.S. and/or other countries. Other names and brands may be claimed as the property of others.

CONTACTS:

Jesse Hulsing	Karesha McGee
Investor Relations	Media Relations
ir@slack.com	pr@slack.com